Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS,
PROVIDES SECOND HALF 2019 GUIDANCE

Dublin, California, August 22, 2019 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the second quarter ended August 3, 2019 of $1.14, up from $1.04 last year. Net earnings grew to $413 million, compared to $389 million in the prior year. Sales rose 6% to $4.0 billion, with comparable store sales up 3% on top of last year’s strongest quarterly comparison of 5%.

For the six months ended August 3, 2019, earnings per share were $2.29, up from $2.15 last year. Net earnings were $834 million versus $808 million in the first half of 2018. Sales for the first six months of 2019 rose 6% to $7.8 billion, with comparable store sales up 2% versus a 4% gain for the first half of 2018. Both the second quarter and year-to-date earnings results include an approximate $.02 per share benefit from favorable timing of expenses that are expected to reverse in the second half.

Barbara Rentler, Chief Executive Officer, commented, “We delivered respectable gains in both sales and earnings for the second quarter. While our Ladies business continued to trail the chain, trends in this important area showed some improvement during the period. Operating margin of 13.7% was better than expected, mainly due to favorable timing of expenses that are expected to reverse in the second half.”

Ms. Rentler continued, “During the second quarter and first six months of fiscal 2019, we repurchased 3.2 million and 6.6 million shares of common stock, respectively, for an aggregate price of $320 million in the quarter and $640 million year-to-date. As planned, we expect to buy back a total of $1.275 billion in common stock during fiscal 2019.”

Looking ahead, Ms. Rentler said, “Our sales outlook remains unchanged. We continue to forecast same store sales gains of 1% to 2% for both the third and fourth quarters. However, given the recent announcement of 10% tariffs on goods sourced from China, including apparel and footwear, we have updated our earnings guidance for the balance of the year.”

Ms. Rentler added, “If sales perform in line with this guidance, including a slight impact from the recently announced tariffs, earnings per share for the third quarter ending November 2, 2019 are forecasted to be $.92 to $.96, compared to $.91 a year ago. For the fourth quarter ending February 1, 2020, earnings per share are projected to be $1.20 to $1.25 versus $1.20 in the prior year. As a reminder, last year’s fourth quarter included a one-time per share benefit of $.07 related to the favorable resolution of a tax matter. Based on our first half results and second half guidance, earnings per share for fiscal year 2019 are now planned to be in the range of $4.41 to $4.50.”

The Company will host a conference call on Thursday, August 22, 2019 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #9991468 until 8:00 p.m. Eastern time on August 29, 2019, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels, new store growth, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2018, and Form 10-Q and Form 8-Ks for fiscal 2019. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2018 revenues of $15.0 billion. As of August 3, 2019, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,523 locations in 39 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 249 dd’s DISCOUNTS® in 18 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018

Sales	$3,979,869	$3,737,926	$7,776,511	$7,326,545

Costs and Expenses
Cost of goods sold	2,843,850	2,666,983	5,545,518	5,189,202
Selling, general and administrative	591,970	554,581	1,150,220	1,079,004
Interest income, net	(4,782)	(1,393)	(10,417)	(1,896)
Total costs and expenses	3,431,038	3,220,171	6,685,321	6,266,310

Earnings before taxes	548,831	517,755	1,091,190	1,060,235
Provision for taxes on earnings	136,110	128,351	257,327	252,579
Net earnings	$412,721	$389,404	$833,863	$807,656

Earnings per share
Basic	$1.15	$1.05	$2.31	$2.17
Diluted	$1.14	$1.04	$2.29	$2.15

Weighted average shares outstanding (000)
Basic	359,794	371,031	361,439	372,414
Diluted	362,074	373,717	364,007	375,336

Stores open at end of period	1,772	1,680	1,772	1,680

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	August 3, 2019	August 4, 2018
Assets

Current Assets
Cash and cash equivalents	$1,382,025	$1,386,935
Accounts receivable	130,439	121,508
Merchandise inventory	1,835,869	1,698,390
Prepaid expenses and other	167,585	172,822
Total current assets	3,515,918	3,379,655

Property and equipment, net	2,505,040	2,384,301
Operating lease assets	2,932,199	—
Other long-term assets	198,790	199,800
Total assets	$9,151,947	$5,963,756

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,359,829	$1,184,422
Accrued expenses and other	474,273	427,875
Current operating lease liabilities	549,841	—
Accrued payroll and benefits	295,465	280,861
Current portion of long-term debt	—	84,989
Total current liabilities	2,679,408	1,978,147

Long-term debt	312,665	312,217
Non-current operating lease liabilities	2,496,230	—
Other long-term liabilities	227,842	374,587
Deferred income taxes	139,538	114,195

Commitments and contingencies

Stockholders’ Equity	3,296,264	3,184,610
Total liabilities and stockholders’ equity	$9,151,947	$5,963,756

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	August 3, 2019	August 4, 2018

Cash Flows From Operating Activities
Net earnings	$833,863	$807,656
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	166,898	162,403
Stock-based compensation	44,613	47,580
Deferred income taxes	21,868	21,664
Change in assets and liabilities:
Merchandise inventory	(85,427)	(56,654)
Other current assets	(55,309)	(64,754)
Accounts payable	187,050	122,008
Other current liabilities	(8,529)	(29,348)
Income taxes	(31,193)	(1,619)
Operating lease assets and liabilities, net	8,276	—
Other long-term, net	1,353	5,248
Net cash provided by operating activities	1,083,463	1,014,184

Cash Flows From Investing Activities
Additions to property and equipment	(250,314)	(178,635)
Proceeds from investments	517	505
Net cash used in investing activities	(249,797)	(178,130)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	10,906	9,817
Treasury stock purchased	(52,349)	(51,061)
Repurchase of common stock	(640,259)	(528,580)
Dividends paid	(186,642)	(169,971)
Net cash used in financing activities	(868,344)	(739,795)

Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(34,678)	96,259

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	1,478,079	1,353,272
End of period	$1,443,401	$1,449,531

Reconciliations:
Cash and cash equivalents	$1,382,025	$1,386,935
Restricted cash and cash equivalents included in prepaid expenses and other	11,048	8,961
Restricted cash and cash equivalents included in other long-term assets	50,328	53,635
Total cash, cash equivalents, and restricted cash and cash equivalents:	$1,443,401	$1,449,531

Supplemental Cash Flow Disclosures
Interest paid	$6,341	$9,053
Income taxes paid	$266,653	$232,528